                           [USA NETWORKS LETTERHEAD]

                                                                  EXHIBIT 10.30



                                 July 13, 1995

All American Television
1325 Avenue of the Americas
New York, New York 10019
Attention: Mr. Rand Stoll

Gentlemen:

         Reference is made to an agreement dated as of May 1, 1995 between USA Networks ("USA") and All American Television ("All American") with respect to the grant to USA of certain rights in four series of one hour television programs, including BAYWATCH (the "Agreement"). All defined terms used herein shall have the same meaning as set forth in the Agreement.

         This letter will serve to clarify and amend Section 1(c) of the Agreement. All American has represented and warranted to USA that David Hasselhoff is obligated to appear in at least 17 of the 22 Baywatch Episodes in each of the 5th and 6th television seasons of Baywatch Episodes, if such seasons are produced. Provided that David Hasselhoff so appears in 17 of the 22 Baywatch Episodes during such season(s) (and also with respect to the 7th television season) as the "leading performer" then USA shall be obligated to acquire the rights to transmit the Baywatch Episodes produced during such season pursuant to the terms and conditions set forth in the Agreement. In the event Hasselhoff does not appear as the "leading performer" in at least 17 of the 22 Baywatch Episodes produced during a season, USA shall not be obligated to so acquire the right to transmit such season(s) of Baywatch Episodes, but may elect in its sole discretion, to do so. In the event USA does not acquire any Baywatch Episodes in a television season in which David Hasselhoff is not the "leading performer" in at least 17 of the 22 Baywatch Episodes for such season, All American still may not authorize or permit the transmission of any such Baywatch Episodes within the Territory during or prior to the Term other than over the USA Network Service, the Sci Fi Service or as expressly permitted pursuant to Section 1(b) of the Agreement.

         Please acknowledge your acceptance and agreement with the foregoing by signing all three copies of this letter in the space Accepted and Agreed provided below. Please then return one fully-executed copy to USA. The other two copies are for your files.

                                                   Very truly yours,

                                                   USA NETWORKS

                                                   By: /s/ Stephen A. Brenner
                                                      -----------------------

ACCEPTED AND AGREED TO:
ALL AMERICAN TELEVISION

By: /s/ John Storrier
   -------------------------

         AGREEMENT dated as of May 1, 1995 between USA NETWORKS ("USA")'and ALL-AMERICAN TELEVISION (the "Contractor"), with respect to the grant to USA of certain rights in four (4) series of one-hour television programs as follows: (i) BAYWATCH (each, a "Baywatch Episode"), (ii) ACAPULCO HEAT (each, an "Acapulco Heat Episode"), (iii) SIRENS (each, a "Sirens Episode"), and (iv) BAYWATCH NIGHTS (each, a "Baywatch Nights Episode"). All the Baywatch Episodes, Acapulco Heat Episodes, Sirens Episodes and Baywatch Nights Episodes together shall be referred to herein as the "Episodes" or the "Series." It is specifically acknowledged by USA hereunder that there are 23 Baywatch hours previously transmitted over NBC and 11 Sirens episodes previously transmitted over ABC to which in each case Contractor does not control the distribution rights. Such episodes shall not be included within the terms, "Baywatch Episodes," "Sirens Episodes," "Episodes" and/or "Series" pursuant to this Agreement.

         1. The Episodes. (a) Contractor represents and warrants that it owns and controls the exclusive right to distribute and license all the Episodes of the Series and that through the 1995-96 television season there are, or will be, 110 Baywatch Episodes, 22 Acapulco Heat Episodes, 22 Sirens Episodes, and up to 22 Baywatch Nights Episodes. Baywatch Episodes and Baywatch Nights Episodes may be produced and transmitted within the Territory prior to and during the Term, but only in accordance with Sections 1(b) and 1(c) below. Contractor does not control the rights as to the production of future Acapulco Heat Episodes and/or Sirens Episodes. Subject to such Sections 1(b) and 1(c) below, Contractor hereby grants to USA the exclusive right to transmit, and authorize the transmission of, the Episodes of the Series, in the English and Spanish languages, during the Term, within the United States and its territories and possessions (including Puerto Rico; but USA shall have no Spanish language rights in Puerto
Rico) (the "Territory"). This right shall include, without limitation, the right to distribute the Episodes to USA's affiliates, which may consist of CATV, MDS, MMDS, SMATV, MATV, DBS, TVRO and/or similar services, for transmission by such affiliates. USA (and such affiliates), however, shall have the right to transmit the Episodes only as part of the USA Network program service (the "USA Network Service") and/or the Sci-Fi Channel program service (the "Sci-Fi Service").

                (b)     During the Term, except as set forth below in this
Section 1(b) and in Section 1(c) below, Contractor shall not transmit or otherwise authorize the transmission of any Episodes or the Series (or any promotions or advertisements of any kind or nature for future transmissions of any Episodes or the Series), by any other means within the Territory, including, without limitation, over-the-air television networks, over-the-air television stations, basic or pay cable program services, locally-originated cable channels or via video on demand. Notwithstanding the foregoing, or anything else set forth in this Agreement, Contractor shall have the right to distribute Baywatch Episodes number 67 and thereafter, via continuous, first-run broadcast syndication within the Territory during the applicable television season. For purposes of this Agreement, the term "broadcast syndication" also shall include an over-the-air broadcast network that evolves from broadcast syndication; but not ABC, CBS, NBC or Fox. However, such syndicated stations may not transmit such first run Baywatch Episodes more than two (2) times in a calendar week nor more than six (6) times total, and in each event only during the applicable television season. No station in the syndication may be "superstation." In addition, and also notwithstanding the foregoing, or anything else set forth in this Agreement, Contractor shall have the right to distribute Baywatch Nights Episodes via first run broadcast syndication within the Territory during the 1995-96 television season. Such syndicated stations also may not transmit such first run Baywatch Nights Episodes more than two (2) times in a calendar week nor more than six (6) times total during the 1995-96 television season. No station in such syndication may be a "superstation." Contractor also shall have the right to distribute the first 110 Baywatch Episodes via broadcast syndication during the period commencing June 26, 1995 and ending September 19, 1997. However, no station may transmit the Baywatch Episodes more than one time 2 day, and no station may be a "superstation."

                 (c) In the event a sixth (6th) season of Baywatch Episodes is produced for first run broadcast syndication within the Territory during the 1996-97 television season, and David Hasselhoff remains the leading performer in the Baywatch Episodes (and in the event Hasselhoff does not appear in all the Baywatch Episodes, Contractor shall use best efforts to have any Baywatch Episodes in which he does not appear as the second leading peformer then USA also shall acquire all of such Baywatch Episodes (up to a maximum of 22) and the total number of Baywatch Episodes shall increase to 132. In the event that a seventh (7th) season of Baywatch Episodes is produced for first run broadcast syndication within the Territory during the 1997-98 television season, and David Hasselhoff remains the leading performer in the Baywatch Episodes (and in the event Hasselhoff does not appear in all the Baywatch Episodes,

Contractor shall use best efforts to have any Baywatch Episodes in which he does not appear focus as the second leading performer then USA shall acquire all of such Baywatch Episodes (up to a maximum of 22) under all the terms and conditions of this Agreement, and the total number of Baywatch Episodes shall increase to 154. However, USA may not transmit any 7th season Baywatch Episodes prior to such date in September 1998, which coincides with the conclusion of the 1997-98 television season. USA shall have no obligation to acquire any other Baywatch Episodes, but no Baywatch Episodes, whether licensed hereunder or not, may be transmitted within the Territory during or prior to the Term other than over the USA Network Service, the Sci-Fi Service or as expressly permitted pursuant to Section 1(b) above. However, USA acknowledges that the use of the "Baywatch" name, in and of itself, shall not mean that episodes or a series are Baywatch Episodes (e.g. Baywatch Nights Episodes are not Baywatch Episodes).

         2. Practices and Standards. USA shall have the right, in its sole discretion, to edit and/or time compress any of the Episodes, and/or delete any portion(s) thereof, (a) to ensure that each such Episode meets the USA Network Service's and/or Sci-Fi Service's program practices and standards, as the case may be, (b) to ensure that each such Episode meets the commercial format of the USA Network Service and/or Sci-Fi Service, as the case may be, and/or (c) to enable USA to insert such commercial advertising, promotional and/or public service announcements in each such Episode as USA, in its sole discretion, desires. USA also shall have the right, at its cost, to create its own Spanish language and/or Spanish subtitled versions of the Episodes. In no event, however, shall any credits in any Episode be deleted or changed (provided they are of customary length), including, without limitation, any credits of Contractor or copyright notices (but USA may reduce the end credits and/or copyright notices so that they can, be displayed on a split screen).

         3. Term. (a) The initial term of this Agreement as to the Baywatch Episodes shall commence as of September 22, 1997 and shall end on September 21, 2000 (the "Baywatch Term"). The initial term of this Agreement as to the Acapulco Heat Episodes shall commence on a date, on or before September 30, 1995, to be specified by USA, in its sole discretion, and shall end on the last day of the Baywatch Term. The initial term of this Agreement as to the Sirens Episodes shall commence on October 2, 1995 and shall end on the last day of the Baywatch Term. The initial term of this Agreement as to the Baywatch Nights Episodes shall commence as of September 23, 1996 and shall end on the last day of the Baywatch Term. The license periods for all of the Series shall be referred to together as the "Term."

                 (b) USA has the option, exercisable by delivery of written notice to Contractor, on or before January 1, 2000, to extend the Term for a period of twelve (12) months (USA shall, upon request from the Contractor, endeavor to give Contractor USA's intention as to whether or not it will exercise such option, as early as November 1, 1999; but such intention shall not be binding on USA) In such event, all of the terms and conditions contained herein shall remain in full force and effect, except that the additional consideration to be paid to Contractor shall be as set forth in
Section 6(b) below.

                 (c) USA has the further option, regardless of whether or not USA exercises its option pursuant to Section 3(b) above, exercisable, in the event USA does not exercise such option, by delivery of written notice to Contractor on or before November 1, 1999, and in the event USA does so exercise such option, exercisable by delivery of written notice to Contractor, on or before November 1, 2000, to extend the Term for an additional period of thirty-six (36) months. In such event, all of the terms and conditions contained herein shall remain in full force and effect, except that the additional consideration to be paid to Contractor shall be as set forth in
Section 6(c) below.  In the event USA does not exercise its option pursuant to
Section 3(b) above, and does exercise its option hereunder, the Term shall be extended by thirty-six (36) months only and USA shall have no further rights pursuant to Section 3(b) above.

                 (d) In the event Baywatch Nights Episodes are produced for first run broadcast syndication within the Territory during the 1996-97 television season, then all of USA's rights under this Agreement with respect to the Baywatch Nights Episodes shall terminate. In such event, Contractor shall negotiate exclusively with USA with respect to the license of Baywatch Nights Episodes within the Territory by any means other than continuous, first-run syndication, for a period of thirty (30) days, commencing on such date as Contractor and USA shall mutually agree upon, in good faith. In determining the start date for this period, the parties shall take into account whether or not future seasons of continuous, first-run syndication Baywatch Nights Episodes will be produced. In no event shall Contractor negotiate with any third party with respect to transmission rights to the Baywatch Nights Episodes within the Territory prior to the end of such exclusive negotiation period (other than transmissions permitted pursuant to Section 1(b) above). In the event that the parties are unable to reach a final agreement during such period, the Contractor shall, on the last day of such period submit to USA its final offer in writing (the "Offer"). USA then shall have ten (10) business days to accept or reject the Offer. If USA rejects the Offer, Contractor may enter into negotiations with any third party with respect to the Baywatch Nights Episodes. In the event that Contractor reaches a tentative agreement pertaining to the Baywatch Nights Episodes with any third party (other than a broadcast syndicate) on terms and conditions less favorable to Contractor than those contained in the Offer, then USA shall have a right of first refusal, exercisable within ten (10) business days following receipt by USA of written notice detailing the terms of the tentative third-party agreement, as to any such agreement which Contractor intends to accept. USA shall have no right of first refusal with respect to any broadcast syndication agreement. It is understood that USA shall be required to meet only those terms and conditions contained in the tentative third-party agreement which may be met as readily by it as by any other party. If USA does not meet such terms and conditions, Contractor will not enter into an agreement with such third party on terms and conditions less favorable to it than those contained in the notice of the tentative third-party agreement without again affording USA a right of first refusal as above provided.

         4. New Episodes. In the event that at any time Contractor ceases producing new Baywatch Episodes during any television season and either the producers and creators of the Baywatch Episodes ("BSB") and/or Contractor at some later time desires to produce new Baywatch Episodes for television transmission, then Contractor shall so notify (or cause BSB to so notify) USA in writing that it (or BSB, as the case may be) desires to produce such new Baywatch Episodes. The parties then shall negotiate exclusively with one another for a period of thirty (30) days in an effort to conclude an agreement related thereto. If the parties are unable to reach a final agreement during such time period, then USA, on the last day of such period, shall submit to Contractor (or BSB, as the case may be) its final offer in writing (the "Offer"). Contractor (or BSB, as the case may be) then shall have ten (10) days to accept or reject the Offer. If Contractor (or BSB, as the case may be) rejects the Offer, Contractor and/or BSB shall be free to negotiate with any third party with respect to the licensing of new Baywatch Episodes. In the event that Contractor and/or BSB reaches a tentative agreement pertaining to such new Baywatch Episodes with any such third party (other than a broadcast syndicate) on terms and conditions less favorable to Contractor (and/or BSB, as the case may be) than those contained in the Offer, then USA shall have a right of first refusal, exercisable within ten (10) business days following receipt by USA of written notice detailing the terms of the tentative third party agreement, as to any such tentative agreement which Contractor or BSB, as the case may be, intends to accept. USA shall have no right of first refusal with respect to any broadcast syndication agreement. It is understood that USA shall be required to meet only those terms and conditions contained in such tentative agreement which shall be readily reducible to a determinable sum of money. If USA does not meet such terms and conditions, neither Contractor nor BSB will enter into an agreement with such third party on terms less favorable to it than those contained in the notice of the tentative third-party agreement without again affording USA a right of first refusal as above provided. In no event may any new Baywatch Episodes produced hereunder be transmitted within the Territory during the Term other than via broadcast syndication, and subject to the same limitations set forth in Section 1(b) above. Contractor represents and warrants that BSB has agreed to the terms and conditions set forth in this Section 4 to the extent they apply to BSB.

         5. Transmissions. (a) USA may transmit each of the Episodes an unlimited number of times during the Term. Such transmissions, if any, may be at such times, on such days, and in such order as USA, in its sole discretion, shall select. Nothing contained herein shall require USA to transmit any Episode a minimum number of times, or at all.

                 (b) USA agrees to furnish to Contractor, within ten (10) days after the end of each month during the Term, a report setting forth the dates on which, and the number of times, each Episode provided hereunder was transmitted by USA during such month.

         6. Payment. (a) As full and complete consideration for the rights granted herein, and assuming Contractor has fulfilled all of its material obligations hereunder, USA shall pay to Contractor the aggregate amount of Twenty-Five Million Three Hundred Thousand Dollars ($25,300,000). Such aggregate amount shall be paid by USA to Contractor in thirty-six (36) consecutive, equal monthly installments, each in the amount of Seven Hundred Two Thousand Seven Hundred Seventy-Seven Dollars and Seventy-Eight Cents ($702,777.78), on or before the 15th day of each month, commencing with a payment due on or before September 15, 1997 and ending with a payment due, on or before August 15, 2000.

                 (b) In the event USA acquires additional Baywatch Episodes from the sixth (6th) season as set forth in Section 1(c) above, USA shall pay to Contractor the amount of $230,000 for each of such additional Baywatch Episodes (for a total amount of $5,060,000 if there are 22 such additional Baywatch Episodes). All amounts to be paid hereunder shall be added to the payments made pursuant to Section 6(a) above, and paid in accordance with the same payment schedule.

                 (c) In the event USA acquires additional Baywatch Episodes from the seventh (7th) season as set forth in Section 1(c) above, USA shall pay to Contractor the amount of $153,000 for each of such additional Baywatch Episodes (for a total amount of $3,366,000 if there are 22 such additional Baywatch Episodes). All amounts to be paid hereunder shall be added to the payments made pursuant to Section 6(a) above, but paid over the last 24 months of such payment schedule.

                 (d) Subject to Section 6(f) below, in the event USA exercises its option pursuant to Section 3(b) above, then USA shall pay to Contractor an amount equal to (i) the number of Baywatch Episodes licensed hereunder through the sixth season, multiplied by $50,000 plus (ii) the number of Baywatch Episodes licensed hereunder from the seventh season, if any, multiplied by $77,000. This total amount shall be paid in twelve (12) consecutive, equal monthly installments, on or before the 15th day of each month, commencing with a payment due on or before September 15, 2000 and ending with a payment due on or before August 15, 2001.

                 (e)    In the event USA exercises its option pursuant to
Section 3(c) above, in lieu of exercising its option pursuant to Section 3(b) above, then USA shall pay to Contractor an amount equal to the number of Baywatch Episodes licensed hereunder, multiplied by $225,000. This total amount shall be paid in thirty-six (36) consecutive, equal monthly installments, on or before the 15th day of each month, commencing with a payment due on or before the 15th day of the first September of such option period.

                 (f)    In the event USA exercises its option pursuant to
Section 3(c) above in addition to having exercised its option pursuant to
Section 3(b) above, then USA shall pay to Contractor an amount equal to the number of Baywatch Episodes licensed hereunder, multiplied by $204,000.
The payment schedule shall be the same as set forth in Section 6(e) above. However, in such event the payments pursuant to Section 6(d) above shall be adjusted so that USA pays an amount thereunder equal to the number of Baywatch Episodes licensed thereunder multiplied by $75,000.

         7. Delivery. (a) Contractor shall deliver each Episode hereunder to USA at its executive offices in New York, New York, or at such other location as USA may reasonably designate. All of the Acapulco Heat Episodes and Sirens Episodes shall be delivered on or before July 1, 1995. All of the Baywatch Nights Episodes shall be delivered on or before July 1, 1996. All of the Baywatch Episodes shall be delivered on or about May 15, 1997; however the 7th-season Baywatch Episodes need not be delivered until on or about May 15, 1998. Each Episode shall be delivered in its original, unedited and uncut version. Delivery of each Episode shall be at Contractor's sole cost and expense. Each Episode shall consist of one (1), D-3 videotape, color-balanced, in stereo, fully-titled with audio in perfect synchronization with the photographic action, with Spanish language commentary on a separate audio track, if available, meeting the video and audio technical standards of the USA Network Service and Sci-Fi Service, and complete and suitable in all respects for the transmissions authorized hereunder. USA shall, promptly after receipt of each original videotape, reproduce each Episode thereon and promptly return, at USA's expense, such original videotape to Contractor. USA also shall pay the cost of each reproduction. In the event that the master videotape of any Episode delivered hereunder is not of sufficient quality to meet the technical requirements set forth herein, then USA may reject such videotape without any penalty and Contractor shall promptly provide a corrected or substitute videotape to USA. At Contractor's request, at the end of the Term, USA shall erase or destroy each of the Episodes, and furnish Contractor with a corresponding certificate of erasure or destruction.

                 (b) USA may use each Episode, or any excerpt(s) thereof (not to exceed a total of three (3) minutes in length), for the following purposes:
(i) in perpetuity, for file, reference, audition, sales and publicity purposes,
(ii) prior to and during the Term, to advertise and publicize the particular Episode or the Series, the USA Network Service and/or the Sci-Fi Service, and/or the cable industry in general (however, with respect to Baywatch Episodes, no advertisements or publicity aimed directly at consumers (e.g. on-air promos) may be transmitted more than 90 days prior to the Baywatch Term), and/or (iii) during the Term for the transmissions authorized hereunder.
During the Term, USA also may provide Episodes for inclusion in a promotional cable service put together by TeleCommunications, Inc., entitled TV! None of the transmissions of Episodes on TV!

shall count as transmissions permitted pursuant to Section 5 above. However, as between Contractor and USA, USA shall be liable for any residual or reuse fees resulting from transmissions of Episodes on TV! USA will not receive any compensation for supplying any Episodes to TV!

                 (c) Contractor shall deliver to USA, at no additional charge, all existing promotional materials, if any, including videotaped trailers, related to the Episodes and the Series to assist USA in its exploitation thereof.

                 (d) Contractor shall reimburse USA, up to $750,000 total, for all monies spent by USA during the fourth calendar quarter of 1997 to advertise and promote the Series. As a result thereof, USA may deduct the amount of $187,500 from each of the first four (4) installment payments to be made by USA pursuant to Section 6(a) above. In addition, Contractor agrees to use best efforts to have the regular performers in the Series make promotional announcements for the Series which specifically refer to their transmission by USA. At USA's request, Contractor also shall use best efforts to arrange for such regular performers to make various promotional and press appearances on behalf of USA.

                 (e) USA and Contractor agree to coordinate together in good faith as to the timing and wording of any and all press releases.

         8. Commercial Advertising. USA shall have the right to use all the minutes of commercial advertising time USA reserves in each Episode for such purposes as USA in its sole discretion, desires. As between Contractor and USA, USA shall be entitled to retain all revenues derived from its sale or use of such commercial advertising time.

         9. Representations and Warranties of Contractor. Contractor represents and warrants that:

                 (a) Contractor owns or controls the entire and exclusive distribution and transmission rights in and to each Episode and the Series throughout the Territory, and has the full legal right, power and authority to enter into and perform this Agreement and to grant the rights to USA contained herein, including, without limitation, the right to transmit each Episode and the Series as herein provided; the Episodes will not have been transmitted by any means within the Territory prior to the Term other than via first run broadcast syndication or as otherwise set forth in Section 1(b) above; there is no outstanding contract, commitment, arrangement or legal impediment of any kind which is in conflict with this Agreement or which might in any way limit, restrict or impair the rights granted to USA hereunder; and Contractor, so long as this Agreement remains in effect, will not grant or purport to grant to any person rights of any kind in the Episodes or the Series, the exercise of which will derogate from, or be inconsistent with, the rights granted to USA hereunder;

                 (b) The Episodes and the Series licensed herein do not, and the exercise by USA or by any of USA's affiliates of the rights herein granted will not, infringe upon the common law rights, or the copyright, or the literary, dramatic, music, motion picture, or patent rights, or the trademark or tradename, of any person, and do not and will not violate the private, civil or property rights, or the right of privacy, of any person,

                 (c) The synchronization rights for the music contained in the Episodes have been or will be obtained by Contractor hereunder and USA shall have no liability for any payments in connection therewith; in addition, Contractor represents and warrants that the performing rights for the music contained in each Episode are (i) controlled by ASCAP, BMI, or SESAC, (ii) controlled by Contractor, or (iii) in the public domain. USA agrees that, as between Contractor and USA, in the event any fees are owing to a performing rights society as set forth in (i) above, USA shall be liable for the payment of such fees and shall indemnify and hold harmless Contractor against the payment of any such fees. Contractor shall provide USA with appropriate cue sheets as to any music included in the Episodes;

                 (d) In the production and making of each Episode, all applicable collective bargaining agreements and all applicable rules and regulations of any unions having jurisdiction in the premises were complied with; all persons who performed services in or in connection with the Episodes have received or shall receive full payment with respect thereto and with respect to the transmission of each Episode provided in this Agreement; and no fee, compensation or any other payment whatsoever will ever be payable by USA to any producer, director, actor, writer or any other person who performed services in or in connection with any Episode or the Series by reason of the use thereof as provided in this Agreement;

                 (e) In connection with the Episodes distributed hereunder, USA, any of USA's affiliates, each sponsor and such sponsor's advertising agency, and each USA licensee, shall have the right and may grant to others the right to reproduce, print, publish or disseminate in any medium, prior to and during the Term (however, with respect to Baywatch Episodes, no advertisements or publicity aimed directly at consumers may be transmitted more than 90 days prior to the Baywatch Term), the portrait, picture, name, likeness, and voice of, and biographical material concerning, each person appearing therein and all other persons connected with the production of any Episode(s), any music, or excerpts thereof (whether original or recomposed) in any Episode, the title of any Episode or of the Series, Contractor's name and oral and/or visual portions of any Episode, any excerpt of the script of any of the Episodes, or any artwork or design created by or for Contractor in connection with any of the Episodes, as news or information, for the purposes of trade or for advertising purposes; provided, however, no direct endorsement by any such person of any product or service shall be used without such person's consent; and

                 (f) Contractor shall procure and maintain so long as this Agreement shall be in effect, at no cost to USA, a policy of television producer's liability insurance applicable to all transmissions hereunder, acceptable to USA, in amounts not to be less than $1,000,000/$3,000,000, insuring USA and any of USA's affiliates against any and all liability covered by such insurance resulting from the transmission hereunder of the Episodes; such insurance has standard coverage, including, but not limited to, coverage with respect to defamation, infringement of rights in material to be carried, infringement of privacy rights, and the unauthorized use of materials in the Episodes hereunder; and such policy includes a provision requiring the insurance company to give USA prompt notice of any revision, modification or cancellation thereof, Contractor will furnish USA with a certificate confirming the issuance of such insurance policy.

         10. Representations and Warranties of USA. USA hereby represents and warrants that it is free to enter into and fully perform the terms and conditions of this Agreement and it has the full power and authority to do so.

         11. Indemnification. (a) Contractor shall at all times indemnify and hold harmless USA, its parents and affiliated entities, the sponsors of any Episode or the Series, their respective advertising agencies, and any of USA's affiliates, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or based upon any of the following,

                          (i)    the transmission of any Episodes or Series in
accordance with the terms of this Agreement;

                          (ii)   the authorized use of any materials furnished
by Contractor hereunder, or

                          (iii)  any breach by Contractor of any
representation, warranty, or agreement made by Contractor herein.

                 (b) USA at all times shall indemnify and hold harmless Contractor, its parents and affiliated entities, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising out of or based upon any breach by USA of any representation, warranty, or agreement made by USA herein.

                 (c) The indemnifications provided in Sections 11(a) and 11(b) above shall be subject to the condition that the party seeking indemnification shall promptly notify the indemnifying party of any claim or litigation for which indemnification is sought. The indemnifying party may, at its option, assume the defense of any such claim or litigation. If the indemnifying party assumes the defense of any such claim or litigation, its obligation with respect thereto shall be limited to holding the indemnified party harmless from and against any loss, damage or cost caused by or arising out of any judgment or settlement approved by the indemnifying party in connection therewith.

                 (d) The party seeking indemnification shall fully cooperate with the reasonable requests of the indemnifying party in its participation in, and control of, any compromise, settlement, litigation or other resolution or disposition of any such claim or litigation.

         12. Force Majeure. If by reason of fire, flood, epidemic, earthquake, explosion, accident, labor dispute or strike, act of God or a public enemy, riot or civil disturbance, war (declared or undeclared) or armed conflict, the failure of satellite, transponder or technical facilities, any municipal ordinance, any state or federal law, governmental order or regulation, or any thing or occurrence not within the parties' control (all such events shall hereinafter be collectively called "Force Majeure Events"), the delivery or transmission of any of the Baywatch Episodes is materially hampered, interrupted or interfered with, USA or Contractor, as the case may be, may suspend the Baywatch Term and/or the Term until such Force Majeure Event has terminated. If the Baywatch Term and/or the Term is so suspended, the Baywatch Term and/or the Term, as the case may be, shall be correspondingly extended; provided, however, if such suspension continues for a period of three
(3) consecutive weeks, USA at any time thereafter during the suspension period, upon written notice to the other party hereto, may terminate this Agreement.

However, USA shall remain liable for its payment obligations or be entitled to a refund of payments previously made, as the case may be, on a pro rata basis based upon the remaining number of months of the Baywatch Term in relation to the entire Baywatch Term. For purposes of this Section 12 and as a result of any other event which may cause USA to receive less than the agreed upon number of Baywatch Episodes hereunder, or less than the agreed amount of Term for any Baywatch Episode, in addition to whatever other remedies, if any, USA may have,
any refund USA receives will be based upon the amount of  **   per Episode for
the first 132 Baywatch Episodes and the amount of   **    for Baywatch
Episodes 133-154.

         13. Default. In the event of a material breach by either party hereto (the "Defaulting Party") of any representation, warranty, agreement, term, condition or provision of this Agreement, the other party hereto, in addition to such other rights as it may have, shall have the right to terminate this Agreement by giving written notice of termination of the Defaulting
Party; provided, however, that within fifteen (15) days following its receipt of written notification from the other party detailing the nature of such material breach and its intent to terminate this Agreement, the Defaulting Party, if possible, may cure such breach and provide written notice thereof to the other party; and provided, further, however, that Contractor shall have no right to terminate, this Agreement hereunder unless the material breach pertains to the Baywatch Episodes.

         14. Independent Contractors. The parties hereto expressly agree that the relationship between them hereunder is that of two principals dealing with each other as independent contractors subject to the terms and conditions of this Agreement. At no time, past, present or future, shall the relationship of the parties herein be deemed or intended to constitute an agency, partnership, joint venture, or collaboration for the purpose of sharing any profits or ownership in common. Neither party shall have the right, power, or authority at any time to act on behalf of, or represent, the other party, but each party hereto shall be separately and entirely liable for its own debts in all respects.

         15. Assignment. Contractor shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of USA. However, no consent shall be required for any change in ownership of Contractor or with respect to a sale of substantially all of Contractor's assets, so long as the acquiring entity agrees to be bound by all the terms and conditions of this Agreement

         16. Notices. Any and all notices, communications, and demands required or desired to be given hereunder by either party hereto shall be in writing and shall be validly given or made if served personally, by telecopy, by an overnight delivery service or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally or by telecopy, service shall be conclusively deemed made on the same day (or if such day is not a business day, then the next business day); if by an overnight delivery service, on the next business day; and if by registered or certified mail in the manner above provided on the second subsequent business day. To be effective, any service hereunder shall be to the addresses set forth below:

         CONTRACTOR:      ALL AMERICAN TELEVISION
                          1325 Avenue of the Americas
                          New York, New York 10019
                          Attn:  Mr. Rand Stoll

         USA:             USA NETWORKS
                          1230 Avenue of the Americas
                          New York, New York 10020
                          Attn:   Executive Vice President-
                                  Business Affairs, Operations
                                  and General Counsel

         Copy to:         USA NETWORKS
                          2049 Century Park East
                          Suite 2550
                          Los Angeles, California 90067
                          Attn:   Executive Vice President-Programming

Either party hereto may change its address for the purpose of receiving notices or demands as herein provided by written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

         17. New York Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements entered into and wholly to be performed therein.

         18. Confidentiality. USA and Contractor each represents and warrants that it shall not disclose to any third party (other than its employees, in their capacity as such) any information with respect to the financial terms and provisions of this Agreement except (a) to the extent necessary to comply with the requirements of any guilds or unions, (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party so complying shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, (c) as part of its normal reporting or review procedure to its parent company, its auditors or its attorneys (and, in the case of Contractor, its financial advisors, third-party financiers or any other party to which Contractor is required by agreement to disclose such information), and USA or Contractor, as the case may be, shall advise such third parties to keep such information confidential or (d) in order to enforce its rights pursuant to this Agreement.

         19. Miscellaneous. (a) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

                 (b) Any provision herein found by a court of law to be void or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.

                 (c) Each party hereto shall execute any and all further documents which either party hereto may deem necessary and proper to carry out the purposes of this Agreement.

                 (d) The construction of this Agreement shall not be construed against the party causing its preparation, but shall be construed as if both parties prepared this Agreement.

                 (e) All captions contained herein are for convenience of reference only.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

         ALL AMERICAN TELEVISION                   USA NETWORKS

         By: /s/ John Storrier                     By: /s/ Stephen A. Brenner
             ------------------------                  -----------------------